Exhibit 99.1

Potbelly Corporation Provides Fourth Quarter and Full-Year 2022 Business Update

Accelerating business momentum drives strong preliminary Q4 and FY 2022 results, exceeding expectations across all guidance metrics

Significant progress against Franchise Growth Acceleration Initiative supporting the Company’s 2024 and long-term growth objectives

CHICAGO, January 9, 2023 – Potbelly Corporation (NASDAQ: PBPB) (“Potbelly” or the “Company”), the iconic neighborhood sandwich shop, today provided an update on its business and financial results during the fourth quarter and full year ended December 25, 2022, in conjunction with the Company’s participation at the 25th annual ICR Conference.

Fourth Quarter 2022
Metric	Guidance as of 11/3/2022	Preliminary Results
Revenue	$114M - $119M	$119M - $120M
Shop-level margins	10% - 13%	13.4% - 13.9%
Same-store sales	—	18.5% - 19.0%
AUVs	—	$24,100 - $24,200

Full Year 2022
Metric	Guidance as of 11/3/2022	Preliminary Results
AUVs	$1.14M - $1.16M	$1.16M - $1.17M
Same-store sales	16% - 18%	18.4% - 18.5%
Shop-level margins	~10%	10.2% - 10.4%

Bob Wright, President and Chief Executive Officer of Potbelly, said, “I am extremely pleased by our strong preliminary fourth quarter and year-end results, which allowed us to conclude 2022 and enter 2023 with great momentum. Our team’s execution of our Five-Pillar Strategy initiatives enabled us to surpass our previously stated fourth quarter and full-year 2022 guidance based on our preliminary results. We also made meaningful progress against our Franchise Growth Acceleration Initiative, having signed agreements for 51 new shops so far, with more deals in the pipeline. I am highly confident in Potbelly’s unique brand and its ability to continue on its path of growth and profitability.”

The expected financial results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal year-end accounting procedures and adjustments and are subject to change. The Company expects to release final financial and operating results for its fiscal fourth quarter and fiscal year ended December 25, 2022, during March 2023.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with approximately 384 locations shops in the United States including approximately 45 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

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Revenues – represents net company-operated sandwich shop sales and our franchise royalties and fees. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of an initial franchise fee, a franchise development agreement fee and royalty income from the franchisee.

•

Company-operated comparable store sales or same-store traffic – represents the change in year-over-year sales or transactions for the comparable company-operated store base open for 15 months or longer.

•	Average Unit Volumes (AUV) – represents the average sales of all company-operated shops which reported sales during the associated time period.

•

Shop-level profit (loss) – represents income (loss) from operations excluding franchise royalties and fees, franchise marketing expenses, general and administrative expenses, depreciation expense, pre-opening costs, restructuring costs and impairment, loss on the disposal of property and equipment and shop closures.

•	Shop-level profit (loss) margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

1Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to shop-level profit and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors. The Company is not able to reconcile preliminary shop-level profit and shop-level profit margin to their most directly comparable GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures but would not impact the non-GAAP measures. Such items may include franchise marketing expenses, general and administrative expenses, depreciation expense, and impairment, loss on disposal of property and equipment and shop closures and could have a material impact on the Company’s GAAP financial results.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Forward-Looking Statements

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s ability to continue to make meaningful progress against its Franchise Growth Acceleration Initiative, sign additional agreements for new shops and sustain positive momentum into 2023. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that it is unable to successfully execute its growth plans and that the Company is not able to achieve its planned expansion. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Relations Contact

Lisa Fortuna or Ashley Gruenberg

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com

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